Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hudson Global, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-119563) on Form S-4 and (Nos. 333-104209, 333-104210, 333-104212, 333-117005, 333-117006, 333-126915, 333-161170, 333-161171, 333-176007, 333-182973, and 333-212941) on Form S-8 of Hudson Global, Inc. of our report dated March 8, 2019, with respect to the consolidated balance sheets of Hudson Global, Inc. as of December 31, 2017 and 2018, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (and financial statement schedules listed in Item 15(2) (collectively, the consolidated financial statements)), which report appears in the December 31, 2018 annual report on Form 10-K of Hudson Global, Inc.

/s/ KPMG LLP

New York, New York

March 8, 2019